Exhibit 99.1

DEAR SHAREHOLDER

I am pleased to share with you results from the first quarter of 2006. We have enjoyed a great start for what I think is going to be a landmark year for Apple Hospitality Two, Inc.

For the three-month period ending March 31, 2006, our hotels proudly reported revenue per available room (RevPAR) of $81, more than a nine percent increase over the same period last year. Making up that number, average daily rate (ADR) increased by eight percent from the same period last year to $107 and occupancy rates rose one percentage point to 76 percent. Funds from operations during the first quarter of 2006 were above our budget, totaling $13.1 million or $0.31 per share. We paid our shareholders a dividend of $0.20 per share based on an eight percent annual return on a $10 share price.

Our brands, Marriott® and Hilton®, have consistently performed at the top of the extended-stay lodging segment. The March 6, 2006 issue of Business Travel News announced that the Homewood Suites by Hilton® brand was ranked by the magazine’s annual consumer survey as the number one upper-upscale extended-stay hotel chain in the United States. This marks the third consecutive year and fifth time overall that the brand has been selected for this honor. Furthermore, survey participants ranked the brand highest among all others for the physical appearance of the hotels and quality of the business centers.

As you are aware, we closely monitor the success of our properties through the results of their operations. After careful consideration, we decided to sell two of our Residence Inn® by Marriott® hotels to redirect the capital to higher returning assets. In March of 2006, we sold our Spartanburg, SC Residence Inn and our Charlotte, NC Residence Inn for a combined total of $5.8 million.

The extended-stay lodging industry has performed very well in recent years. According to Hotel & Motel Management Magazine and Smith Travel Research, occupancy levels and ADR have consistently improved over the last several years in this segment of the market. As a result, by the end of 2005, the extended-stay segment reached pre-2001 revenue levels. I am very optimistic that 2006 will be a great year for Apple Hospitality Two. We continue to evaluate strategic alternatives for the Company, including a potential sale, listing or merger, and will keep you abreast of any new developments. As always, thank you for your investment.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

This quarterly report contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economies and business conditions; competitors within the extended-stay hotel industry; and the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth.

In addition, the timing and amounts of distributions to common shareholders are within the discretion of the company’s board of directors. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this quarterly report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except statistical data)	For the three months ended March 31, 2006	For the three months ended March 31, 2005
REVENUES
SUITE REVENUE	$57,054	$51,951
OTHER REVENUE	1,294	1,282
REIMBURSED EXPENSES	628	418

TOTAL REVENUES	$58,976	$53,651
EXPENSES
DIRECT OPERATING EXPENSE	$14,118	$13,831
OTHER HOTEL OPERATING EXPENSES	23,852	22,090
GENERAL AND ADMINISTRATIVE	643	438
REIMBURSED EXPENSES	628	418
DEPRECIATION OF REAL ESTATE OWNED	6,789	6,327
TRANSACTION ADVISORY FEES	20	—
INTEREST, NET	6,618	6,818

TOTAL EXPENSES	$52,668	$49,922

NET INCOME
INCOME FROM CONTINUING OPERATIONS	$6,308	$3,729
DISCONTINUED OPERATIONS	3	(67)

NET INCOME	$6,311	$3,662

MODIFIED FUNDS FROM OPERATIONS (A)
NET INCOME	$6,311	$3,662
DISCONTINUED OPERATIONS	(3)	67
TRANSACTION ADVISORY FEES	20	—
DEPRECIATION OF REAL ESTATE OWNED	6,789	6,327

MODIFIED FUNDS FROM OPERATIONS	$13,117	$10,056

MODIFIED FFO PER SHARE	$0.31	$0.24
WEIGHTED-AVERAGE SHARES OUTSTANDING	41,706	41,714
OPERATING STATISTICS
OCCUPANCY	76%	75%
AVERAGE DAILY RATE	$107	$99
REVPAR	$81	$74

BALANCE SHEET HIGHLIGHTS (Unaudited)

(In thousands)	March 31, 2006	December 31, 2005
ASSETS
INVESTMENT IN REAL ESTATE – NET	$608,770	$609,822
HOTELS HELD FOR SALE	—	5,572
CASH AND CASH EQUIVALENTS	56	415
OTHER ASSETS	23,679	22,367

TOTAL ASSETS	$632,505	$638,176

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOTES PAYABLE – SECURED	$356,702	$359,752
OTHER LIABILITIES	16,691	17,067

TOTAL LIABILITIES	373,393	376,819
TOTAL SHAREHOLDERS’ EQUITY	259,112	261,357

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$632,505	$638,176

(a)	Modified funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization plus transaction advisory fees. The company considers modified FFO in evaluating property acquisitions and its operating performance and believes that modified FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the company’s activities in accordance with GAAP. Modified FFO is not necessarily indicative of cash available to fund cash needs.

The financial information furnished reflects all adjustments necessary for a fair presentation of financial position at March 31, 2006 and the results of operations for the interim period ended March 31, 2006. Such interim results are not necessarily indicative of the results that can be expected for the full year. The accompanying financial statements should be read in conjunction with the audited financial statements and related notes appearing in the Apple Hospitality Two, Inc. 2005 Annual Report.

APPLE HOSPITALITY TWO

Portfolio of hotels

ALABAMA	Birmingham, Montgomery

CALIFORNIA	Arcadia, Bakersfield, Concord, Costa Mesa, Irvine, La Jolla, Long Beach, Placentia, San Ramon

COLORADO	Boulder (2)

CONNECTICUT	Meriden

FLORIDA	Boca Raton, Clearwater (2), Jacksonville, Pensacola

GEORGIA	Atlanta (7)

ILLINOIS	Chicago (2)

LOUISIANA	Shreveport-Bossier City

MARYLAND	Baltimore

MASSACHUSETTS	Boston (2)

MICHIGAN	Detroit, Kalamazoo, Southfield

MISSISSIPPI	Jackson (2)

MISSOURI	St. Louis (3)

NEVADA	Las Vegas

NEW MEXICO	Santa Fe

NORTH CAROLINA	Greensboro

OHIO	Akron, Cincinnati (2), Columbus, Dayton (2)

OREGON	Portland

PENNSYLVANIA	Philadelphia (2)

SOUTH CAROLINA	Columbia

TENNESSEE	Memphis

TEXAS	Dallas (4), Houston, Lubbock

UTAH	Salt Lake City

VIRGINIA	Herndon (Washington, D.C.), Richmond

WASHINGTON	Redmond